ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708
Website: www.nvsos.gov	Filed in the office of	Document Number
20130775055-55
Filing Date and Time
	Ross Miller	11/25/2013 11:15 AM
	Secretary of State	Entity Number
Certificate of Amendment	State of Nevada	E0165782006-0
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

BLUEFIRE RENEWABLES, INC.

2. The articles .have been amended as follows: (provide article numbers, if available)

The beginning of Article IV Section 1 shall read: “Section 1: Number. The aggregate number of shares which the Corporation shall have authority to issue is Five Hundred Million (500,000,000) Common Shares, par value of $0,001 with each one share having the equivalent of one vote, and One Million (1,000,000) shares of Preferred Stock, no par value, which may be issued in one or more series at the discretion of the Board of Directors.”

The remainder of Article IV Section 1 is as stated on the attached page.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: at least a majority vote

4. Effective date and time of filing: (optional)	Date:	11/19/2013	Time:	11:00A
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer

*if any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Profit-After
This form must be accompanied by appropriate fees.	Revised: 8-31-11

The remainder of Article IV Section 1 is as stated below:

“The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Nevada Business Corporation Act”.